Exhibit 99.1

Contacts:
Media:	Investor Relations:
Robert C. Ferris	Elena Doom
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	elena.doom@honeywell.com

HONEYWELL ANNOUNCES RESULTS OF THE TENDER OFFER
FOR ITS 5.625% NOTES DUE 2012

MORRIS TOWNSHIP, N.J. – February 23, 2011 – Honeywell (NYSE: HON) today announced the results of its any and all cash tender offer for its outstanding 5.625% Notes due 2012 (CUSIP No. 438516AV8 / ISIN No. US438516AV85) (the “Notes”). The Offer was made upon the terms and subject to the conditions set forth in Honeywell’s Offer to Purchase dated February 14, 2011 and related letter of transmittal (the “Offer”). The Offer commenced on February 14, 2011 and expired at 5:00 p.m. New York City time on February 22, 2011 (the “Expiration Date”).

As of the Expiration Date, $216,420,000 in aggregate principal amount of Notes had been validly tendered and accepted for payment pursuant to the Offer and not validly withdrawn. Holders that validly tendered and have not validly withdrawn their Notes on or before the Expiration Date will receive $1,072.09 per $1,000 principal amount of such Notes (the “Total Consideration”), plus accrued and unpaid interest of approximately $3.44 per $1,000 principal amount of such Notes up to, but not including, the Settlement Date (as defined below). As described in the Offer, the Total Consideration payable per $1,000 principal amount of the Notes (before accrued interest) was calculated based on a yield to maturity (the “Tender Offer Yield”) equal to the sum of the Reference Yield of the UST Reference Security at 2:00 p.m. New York City time on February 22, 2011 plus a fixed spread of 12.5 basis points. The UST Reference Security is 0.625% UST due July 31, 2012 and the Reference Yield and the Tender Offer Yield are 0.461% and 0.586%, respectively.

The Settlement Date is February 23, 2011. After giving effect to the Offer, $183,580,000 in aggregate principal amount of Honeywell’s 5.625% Notes due 2012 will remain outstanding.

BofA Merrill Lynch, Barclays Capital, and Citi served as the Dealer Managers for the Offer, and Global Bondholder Services Corporation served as the Information Agent and the Depositary.

Honeywell (www.honeywell.com) is a Fortune 100 diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes, and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London, and Chicago Stock Exchanges. For more news and information on Honeywell, please visit www.honeywellnow.com.

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current economic and industry conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

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